EXHIBIT 99.1

February 12, 2009

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Profitable Earnings

MIDLAND, TX – 02/12/09 -- Mexco Energy Corporation (AMEX: MXC) today reported net income of $131,501, or $0.07 per diluted share, for the quarter ending December 31, 2008, the Company’s third quarter of fiscal 2009, compared to $221,114 for the same quarter of fiscal 2008.   Operating revenues in the third quarter of fiscal 2009 decreased $27,436 or 3% to $927,644 from $955,080 for the third quarter of fiscal 2008.

The average sales price for the third quarter of fiscal 2009 was $5.19 per Mcfe compared to $8.23 per Mcfe for the third quarter of fiscal 2008, a decrease of 37%. Gas production increased 69% and oil production decreased 7% during the third quarter of fiscal 2009 as compared to the same period of fiscal 2008.

For the nine months ended December 31, 2008, the Company reported a 378% increase in net income to $1,181,405, or $0.61 per diluted share, as compared to $247,164, or $0.14 per diluted share, for the same period of fiscal 2008. Operating revenues increased 59% to $4,208,771 for the nine month period from $2,646,505 for the same period of fiscal 2008, partially the result of revenues generated from the recent purchases of Barnett Shale oil and gas royalty interests.

For the three and nine month periods ending December 31, 2008, revenues from oil and gas royalty interests accounted for approximately 47% and 36%, respectively, of the Company’s revenues, compared to approximately 16% and 18% for the same three and nine month periods ending December 31, 2007.

These nine month period results do not reflect any income from Mexco’s Steelhead #1 well in Loving County.  The Company has acquired rights-of-way, built a pipeline, initiated testing and, as of January 2009, commenced sales of natural gas from this well.

Nicholas C. Taylor, President and CEO of Mexco Energy Corporation, said, "In addition to the recent commencement of sales of natural gas from the Steelhead discovery, we expect our Ward Grande #1 well to begin sales of natural gas in the next few days.  Both wells are in the testing phase.”

Thomas Graham, Jr., Chairman of the Board of Directors of the Company added, “This latest report affirms our belief that fiscal 2009 will be a record year due to increased volumes despite declining prices for oil and gas.”

Mexco Energy Corporation owns oil and gas properties in ten states, with the majority of its activity centered in West Texas.  The Company continues to focus its efforts on increasing oil and natural gas reserves, through exploration and development as well as acquisition of royalties with significant development potential.

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	December 31, 2008	March 31, 2008
ASSETS	(Unaudited)

Current assets
Cash and cash equivalents	$256,872	$303,617
Accounts receivable:
Oil and gas sales	573,028	758,459
Trade	155,501	102,403
Related Parties	-	12,659
Prepaid costs and expenses	41,000	22,062
Total current assets	1,026,401	1,199,200

Investment in GazTex, LLC	-	20,509

Property and equipment, at cost
Oil and gas properties, using the full cost method	26,430,616	23,941,483
Other	61,362	61,362
	26,491,978	24,002,845

Less accumulated depreciation, depletion and amortization	12,771,232	12,019,895
Property and equipment, net	13,720,746	11,982,950
	$14,747,147	$13,202,659

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$528,842	$571,526

Long-term debt	1,650,000	2,600,000
Asset retirement obligation	418,343	374,789
Deferred income tax liabilities	1,238,450	1,196,280

Stockholders’ equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
1,958,866 and 1,841,366 shares issued;
1,874,866 and 1,757,366 shares outstanding as of
December 31 and March 31, 2008, respectively	979,433	920,683
Additional paid-in capital	5,592,562	4,381,269
Retained earnings	4,766,134	3,584,729
Treasury stock, at cost (84,000 shares)	(426,617)	(426,617)
Total stockholders’ equity	10,911,512	8,460,064
	$14,747,147	$13,202,659

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2008	2007	2008	2007
Operating revenue:
Oil and gas sales	$908,253	$952,211	$4,176,050	$2,642,302
Other	19,391	2,869	32,721	4,203
Total operating revenues	927,644	955,080	4,208,771	2,646,505

Operating expenses:
Production	237,736	241,019	930,477	1,041,405
Accretion of asset retirement obligation	7,291	6,368	21,495	19,691
Depreciation, depletion, and amortization	271,530	174,842	751,337	531,523
General and administrative	193,102	187,648	674,002	636,191
Total operating expenses	709,659	609,877	2,377,311	2,228,810

Operating profit	217,985	345,203	1,831,460	417,695

Other income (expense):
Interest income	110	1,170	1,117	3,255
Interest expense	(17,226)	(22,791)	(70,815)	(58,484)

Net other expense	(17,116)	(21,621)	(69,698)	(55,229)

Earnings before income taxes	200,869	323,582	1,761,762	362,466

Income tax expense:
Current	67,057	-	538,187	-
Deferred	2,311	102,468	42,170	115,302
	69,368	102,468	580,357	115,302

Net income	$131,501	$221,114	$1,181,405	$247,164

Earnings per common share:
Basic	$0.07	$0.13	$0.64	$0.14
Diluted	$0.07	$0.12	$0.61	$0.14

Weighted average common shares outstanding:
Basic	1,874,866	1,764,649	1,836,999	1,771,222
Diluted	1,938,746	1,772,583	1,928,029	1,778,008

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2008.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, President and Chief Executive Officer or Tammy L. McComic, Vice-President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.